                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CT Communications, Inc.:

     We consent to the incorporation by reference in the registration statements (Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125, 333-38895, 333-77323,
333-65818, and 333-65846) of CT Communications, Inc. of our report dated February 22, 2002, relating to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedule, which report is included in the December 31, 2001 annual report on Form 10-K of CT Communications, Inc.

                                          KPMG LLP

Charlotte, North Carolina
March 28, 2002